                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                          Potters Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   73814 0 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


----------------------------------------
CUSIP No.   73814 0 10 2                                  13G
         --------------------
----------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William G. Billingsley
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                   (a)  [ ]
                                                                                   (b)  [ ]
---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------- -------- -----------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    56,490
        NUMBER OF
                           -------- -----------------------------------------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                       2,310
         BY EACH
                           -------- -----------------------------------------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    56,490
                           -------- -----------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                      2,310
---------- ------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           58,800
---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.9%

---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- ------------------------------------------------------------------------------------------------------------


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Item 1(a).               Name of Issuer:
---------
                         Potters Financial Corporation

Item 1(b).               Address of Issuer's Principal Executive Offices:
---------
                         519 Broadway
                         East Liverpool, Ohio  43920

Item 2(a).               Name of Person Filing:
---------
                         William G. Billingsley

Item 2(b).               Address of Principal Business Office or, if none,
---------
                         Residence:

                         1110 Dairy Lane

                         East Liverpool, Ohio 43920

Item 2(c).               Citizenship:
---------
                         United States

Item 2(d).               Title and Class of Securities:
---------
                         Common Stock

Item 2(e).               CUSIP Number
----------
                         73814 0 10 2

Item 3.                  If this statement is filed pursuant to Rules
------- 13d-1(b), or 13d-2(b), check whether the person filing is a:

                         (a)    [ ]   Broker or Dealer registered under Section
                                      15 of the Act

                         (b)    [ ]   Bank as defined in section 3(a)(19) of the
                                      Act

                         (c)    [ ]   Insurance Company as defined in section
                                      3(a)(19) of the Act



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                         (d)    [ ]   Investment Company registered under
                                      section 8 of the Investment Company Act

                         (e)    [ ]   Investment Advisor registered under
                                      section 203 of the Investment Advisers Act of 1940

                         (f)    [ ]   Employee Benefit Plan, Pension Fund which
                                      is subject to the provisions of the
                                      Employee Retirement Income Security Act of
                                      1974 or Endowment Fund; see section
                                      240.13d-1(b)(1)(ii)(F)

                         (g)    [ ]   Parent Holding Company, in accordance with
                                      section 240.13d-1(b)(1)(ii)(G)

                         (h)    [ ]   Group, in accordance with
                                      section 240.13d-1(b)(1)(ii)(H)

Item 4.                  Ownership:
-------

                         (a)     Amount Beneficially Owned:

                                 58,800

                         (b)     Percent of Class:

                                 5.9%

                         (c)     Number of shares as to which such person has:

                                 (i)     sole power to vote or to direct the
                                         vote:

                                         56,490

                                 (ii)    shared power to vote or to direct the
                                         vote:

                                         2,310

                                 (iii) sole power to dispose or to direct the disposition of:

                                         56,490

                                 (iv)    shared power to dispose or to direct
                                         the disposition of:

                                         2,310

Item 5.                  Ownership of Five Percent or Less of a Class:
------
                         Inapplicable

Item 6.                  Ownership of More Than Five Percent on Behalf of
------                   Another Person:

                         Inapplicable

Item 7.                  Identification and Classification of the Subsidiary
------ Which Acquired the Security Being Reported on by the Parent Holding Company:


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                         Inapplicable

Item 8.                  Identification and Classification of Members of the
------                   Group:

                         Inapplicable

Item 9.                  Notice of Dissolution of Group:
------
                         Inapplicable

Item 10.                 Certification:
-------

                                  By signing below, I certify that, to the best
                         of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2001                              /s/ William G. Billingsley
-----------------------------                  ---------------------------------
Date                                           William G. Billingsley